Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Nicholas Financial, Inc.

We consent to the incorporation by reference in the registration statement (No. 333-143245) on Form S-8 pertaining to the Nicholas Financial, Inc. Equity Incentive Plan of our reports dated June 14, 2007, with respect to the consolidated financial statements of Nicholas Financial, Inc. and subsidiaries (which expressed an unqualified opinion and contain an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, effective April 1, 2006) and management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, (which expressed an opinion that Nicholas Financial, Inc. did not maintain effective internal control over financial reporting as of March 31, 2007 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that describes material weaknesses) included in its Annual Report on Form 10-K for the year ended March 31, 2007, filed with the Securities and Exchange Commission.

/s/ Dixon Hughes PLLC

Atlanta, Georgia

June 14, 2007